Exhibit 99.1

FOR IMMEDIATE RELEASE

Thursday, November 7, 2013

Media General Shareholders Approve Merger with Young Broadcasting

RICHMOND, Va. – Shareholders of Media General, Inc. (NYSE: MEG) today approved the company’s merger with New Young Broadcasting Holding Co, Inc., at a special meeting held at the company’s offices here.

Shareholders voted to reclassify one-for-one each outstanding share of Media General’s Class A and Class B Common Stock into a newly created class of Common Stock, thereby eliminating Media General’s dual-class stock structure. Shareholders also voted to issue approximately 60 million shares of this new class of Common Stock to the Young Broadcasting equity holders, thereby increasing the total number of Media General shares outstanding to approximately 88 million. Media General will continue to be traded on the New York Stock Exchange under its existing symbol MEG. The merged company will retain the Media General name and will remain headquartered in Richmond, VA.

“We’re delighted to have shareholder approval for our business combination with Young Broadcasting, and we are very excited about the prospects for the combined company,” said George L. Mahoney, president and chief executive of Media General. “Once we receive FCC approval for our license transfers, we will close very quickly on the transaction. We believe the review process is going smoothly at the FCC,” said Mr. Mahoney. Mr. Mahoney will continue to serve in his current role for the combined company.

“As we look to the future, we’re excited by the opportunities the merger will provide for our shareholders, employees and customers. We have worked diligently for the past few months with the Young management team to ensure a smooth transition and integration of the two companies.

“We will realize $44 million of synergies very quickly, including $29 million of financing synergies and $15 million of operating synergies. The financing synergies result from a new long-term financing arrangement that will become effective when the merger closes. The new variable-rate credit agreement will enable us to reduce current combined cash interest expense from $75 million to $39 million based on current interest rates. We expect to realize the operating synergies within the first 12 months after closing.

“The stronger business profile that this merger creates, and our new financial flexibility, position Media General very well to participate actively in the broadcast industry’s ongoing consolidation and to further enhance shareholder value,” said Mr. Mahoney.

About Media General

Media General, Inc. is a leading local television broadcasting and digital media company, providing top-rated news, information and entertainment. When the merger is complete, the combination of Media General and Young Broadcasting will create a company with 31 network-affiliated broadcast television stations and their associated digital media and mobile platforms, operating in 28 markets. Network affiliations will include CBS (12), NBC (9), ABC (7), Fox (1), MyNetwork TV (1) and CW (1). The combined company will reach approximately 16.5 million, or approximately 14%, of U.S. TV households. Sixteen of the 31 stations are located in the top 75 designated market areas.

Contact Media General
Media General maintains extensive company information on its website www.mediageneral.com. The company’s media and investor contact is Lou Anne J. Nabhan, Vice President-Corporate Communications, lnabhan@mediageneral.com or 804-887-5120.